SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                PLC SYSTEMS INC.

                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   69341D 10 4
                                  ------------
                                 (CUSIP Number)

                                  March 4, 2002
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 69341D 10 4                13G                          Page 2 of 6


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       1.  NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                   FRED KAYNE
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       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [x]

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       3.  SEC USE ONLY


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       4.  CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
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                        5. SOLE VOTING POWER
                           1,862,000
      NUMBER OF         --------------------------------------------------------
       SHARES           6. SHARED VOTING POWER
    BENEFICIALLY           0
      OWNED BY          --------------------------------------------------------
        EACH            7. SOLE DISPOSITIVE POWER
      REPORTING            1,862,000
       PERSON           --------------------------------------------------------
        WITH            8. SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,862,000
--------------------------------------------------------------------------------
      10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
      11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.3%
--------------------------------------------------------------------------------
      12.  TYPE OF REPORTING PERSON*

           IN
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CUSIP NO. 69341D 10 4                13G                          Page 3 of 6


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       1.  NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           FF INDUSTRIES, INC., a Nevada corporation  88-0378962
--------------------------------------------------------------------------------
       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [x]

--------------------------------------------------------------------------------
       3.  SEC USE ONLY


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       4.  CITIZENSHIP OR PLACE OF ORGANIZATION

           Nevada, United States
--------------------------------------------------------------------------------
                        5. SOLE VOTING POWER
                           550,000
      NUMBER OF         --------------------------------------------------------
       SHARES           6. SHARED VOTING POWER
    BENEFICIALLY           0
      OWNED BY          --------------------------------------------------------
        EACH            7. SOLE DISPOSITIVE POWER
      REPORTING            550,000
       PERSON           --------------------------------------------------------
        WITH            8. SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           550,000
--------------------------------------------------------------------------------
      10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                                                           [ ]

--------------------------------------------------------------------------------
      11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.9%
--------------------------------------------------------------------------------
      12.  TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------







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Cusip: 69341D 10 4                 13G                           page 4 of 5

Item 1(a).   Name of Issuer:
PLC Systems, Inc.

Item 1(b).   Address of Issuer's Principal
             Executive Offices:
10 Forge Park, Franklin, MA 02038

Item 2(a).   Name of Person Filing:
Fred Kayne and FF Industries, of which Mr. Kayne is the sole stockholder

Item 2(b).   Address of Principal Business
             Office or if None, Residence:
Mr. Kayne's principal business address is c/o Fortune Financial, 1800 Avenue of the Stars, Suite 310, Los Angeles CA 90067. FF Industries' address is P.O. Box 381, Glenbrook, NV 89413 with a copy to Mr. Kayne c/o Fortune Financial, 1800 Avenue of the Stars, Suite 310, Los Angeles CA 90067

Item 2(c).   Citizenship:                           U.S.A.

Item 2(d).   Title of Class of Securities:          Common Stock

Item 2(e).   CUSIP Number:                          69341D 10 4





Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: See Item 5 below.

FRED KAYNE:
(a) Amount beneficially owned: 1,862,000.
(b) Percent of class: 6.3%
(c) Number of share as to which person has:
 (i) sole voting power: 1,862,000
(ii) shared voting power: 0
(iii) sole dispositive power: 1,862,000
(iv) shared dispositive power: 0

FF INDUSTRIES, INC., of which Mr. Kayne is the sole stockholder:
(a) Amount beneficially owned: 550,000
(b) Percent of class: 1.9%
(c) Number of share as to which person has:
 (i) sole voting power: 550,000
(ii) shared voting power: 0
(iii) sole dispositive power: 550,000
(iv) shared dispositive power: 0

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].


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CUSIP NO. 69341D 10 4                13G                          Page 5 of 5

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Not Applicable.

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

See Exhibit A

Item 9. NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.

Item 10. CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 21, 2002



                         /s/ FRED KAYNE
                         -----------------------------
                         FRED KAYNE





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                                    Exhibit A
Fred Kayne
FF Industries, Inc.

                                  End of Filing